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FOR IMMEDIATE RELEASE:                                             EXHIBIT 99.1


               QUALMARK CORPORATION RECEIVES ARBITRATION DECISION

DENVER--June 27, 2003--QualMark Corporation (OTCBB: QMRK) today announced that a decision was received from the arbitrator based on claims brought by Gregg K. Hobbs.

Dr. Hobb's original arbitration demand, dated May 31, 2001, alleged that the Company breached several provisions in the September 30, 1995 separation agreement, executed between Dr. Hobbs and QualMark. The arbitrator found damages totaling $261,650, including interest, in favor of Dr. Hobbs for the breach of certain provisions of the September 30, 1995 separation agreement. The arbitrator also confirmed that certain claims for breaches originally alleged by Dr. Hobbs were dismissed. Based on the decision, both parties can make respective requests for attorneys' fees and costs for the claims on which each party prevailed, which must be filed by July 11, 2003. On June 23, 2003, Dr. Hobbs filed an application for confirmation of the arbitration decision in the District Court for the City and County of Denver, Colorado.

"The Company is extremely positive about the outcome of the arbitration. Although we continue to believe that we did not breach the 1995 agreement or cause damages to entitle Hobbs to recovery, we were pleased that the arbitration decision resulted in minimal damages of only 2% of the total damages Hobbs had requested at the hearing," said Charles D. Johnston, President and CEO of QualMark. "Finally we are able to put this arbitration behind us, move forward and continue to focus on our business," Mr. Johnston concluded.

QualMark and its counsel are evaluating the arbitration ruling, as well as the impact it will have on the other pending litigation with Dr. Hobbs. QualMark is also evaluating the impact of the damages, legal fees, and payment timing on its financial position, which could be material depending on the outcome of these matters.

QualMark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems, which provides the World's largest corporations with products that improve product reliability and allow a faster time to market. The Company has installed more than 450 of its proprietary testing systems in 18 countries and operates four of its own testing and consulting facilities in Denver, Colo., Santa Clara, Calif., Hopkinton, Mass., and Huntington Beach, Calif. In Detroit Michigan, the Company has a strategic alliance with a large testing facility. QualMark has also formed international ARTC alliances in the UK, Ireland, the Netherlands, Italy, France and Sweden. The Company also offers engineering services and products that complement the core technologies of QualMark and other test equipment providers.

The statements included in this press release concerning the potential impact of the Hobb's arbitration on the Company's financial condition and management's view of the


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litigation constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings, the arbitrator's decision on awarding attorneys' fees and costs, the impact of the arbitration ruling on the Company's other pending litigation with Dr. Hobbs, the Company's future cash flows, timing of any payment required to be made to Dr. Hobbs and other factors.

Contact:
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  QualMark Corporation
  Charles Johnston, President and CEO
  Anthony Scalese, CFO
  303/254-8800 www.qualmark.com